December 15, 2022

Jeffrey R. Hollis
20003 Stonelodge Dr
Katy, TX 77450

Dear Jeff:

On behalf of Par Pacific Holdings, Inc. (the “Company”), I am pleased to provide this promotion offer letter as confirmation of the terms of your new assignment with the Company. Other than as provided for below, the terms of your employment remain unchanged.

Position and Organization. Commencing January 01, 2023, you will assume the full-time role of Senior Vice President, General Counsel & Secretary reporting directly to William Pate, Chief Executive Officer of Par Pacific Holdings, Inc.

Compensation. With this assignment, your base salary will be increased to $325,000 per year, payable on the Company's regular payroll date and in accordance with the Company's standard payroll practice. Beginning with the 2023 plan year, you will continue to be eligible for the Company's Annual Incentive Program (“AIP”) at your new target of 50%. For the 2022 AIP, any award paid in early 2023 will also be based on your new 50% target.

Annual Long-Term Incentive Plan (“LTIP”). Subject to the approval of the Compensation Committee of the Board of Directors, you will be eligible for a stock award equal to 70% of your annual base salary during the LTIP grant cycle, which typically occurs in the first quarter of each year. Your first annual stock grant under this new position if any, would be issued to you in the first quarter of 2023.

Congratulations on your promotion! We look forward to your expanded leadership at Par Pacific.

Sincerely,

PAR PACIFIC HOLDINGS, INC.

By: /s/ Matthew R. Legg
    Matthew R. Legg
    Senior Vice President & Chief HR Officer

825 Town & Country., Suite 1500 | Houston, Texas 77024
Office: (281) 899-4800 | Fax: (832) 916-3329